ACCOUNTING SERVICES AGREEMENT

     AGREEMENT to be effective September 15, 2000, by and between PRINCIPAL INVESTORS FUND, INC., a Maryland corporation (hereinafter called the "Fund") and PRINCIPAL MANAGEMENT CORPORATION, an Iowa corporation (hereinafter called the "Administrator").

     In consideration of the premises and mutual agreements herein contained, the Fund hereby appoints the Administrator to provide portfolio accounting services, as described herein, to the Fund and the Administrator agrees to act, perform or assume the responsibility therefor in the manner and subject to the conditions hereinafter set forth.

1.   SERVICES FURNISHED BY THE ADMINISTRATOR

     The Administrator will provide all accounting services customarily required by investment companies, in accordance with the requirements of applicable laws, rules and regulations and with the policies and practices of the Fund as communicated to the Administrator from time to time, including, but not limited to, the following:

(a)  Maintain fund general ledger and journal;

(b)  Prepare and record disbursements for direct Fund expenses;

(c)  Prepare daily money transfer;

(d)  Reconcile all Fund bank and custodian accounts;

(e)  Assist Fund independent auditors as appropriate;

(f)  Prepare daily projection of available cash balances;

(g) Record trading activity for purposes of determining net asset values and daily dividend;

(h) Prepare daily portfolio valuation report to value portfolio securities and determine daily accrued income;

(i) Determine the net asset value per share daily or at such other intervals as the Fund may reasonably request or as may be required by law;

(j)  Prepare monthly, quarterly, semi-annual and annual financial statements;

(k) Provide financial information for reports to the Securities and Exchange Commission in compliance with the provisions of the Investment Company Act of 1940 and the Securities Act of 1933, the Internal Revenue Service and any other regulatory or governmental agencies as required;

(l) Provide financial, yield, net asset value, and similar information to National Association of Securities Dealers, Inc., and other survey and statistical agencies as instructed from time to time by the Fund;

(m) Investigate, assist in the selection of and conduct relations with custodians, depositories, accountants, legal counsel, insurers, banks and persons in any other capacity deemed to be necessary or desirable for the Fund's operations; and

(n) Obtain and keep in effect fidelity bonds and directors and officers/errors and omissions insurance policies for the Fund in accordance with the requirements of the Investment Company Act of 1940 and the rules thereunder, as such bonds and policies are approved by the Fund's Board of Directors.

3.   RESERVED RIGHT TO DELEGATE DUTIES AND SERVICES TO OTHERS

     In providing services described in Section 2, the Administrator may contract with others, at its own expense, for data systems, processing services and other administrative services. The Administrator may at any time or times in its discretion appoint (and may at any time remove) other parties, including parties with which the Administrator is affiliated, as its agent to carry out such provisions of the Agreement as the Administrator may from time to time direct; provided, however, that the appointment of any such agent shall not relieve the Administrator of any of its responsibilities or liabilities hereunder.

4.   EXPENSES BORNE BY THE ADMINISTRATOR

     The Administrator will pay the following operating expenses of the Fund and all other Fund expenses of a similar nature:

(a) Taxes, including in case of redeemed shares any initial transfer taxes, other local, state and federal taxes, and governmental fees;
(b)  Interest;
(c)  The fees of its independent auditor and its legal counsel;
(d)  The fees of the Custodian(s) of its assets;
(e) The fees and expenses of all directors of the Fund who are not persons affiliated with the Administrator;
(f)  The cost of a line of credit for the Fund;
(g)  Fidelity bond/D&O-E&O policy;
(h)  Trade association dues;
(i)  Securities lending fees; and
(j)  Expenses of unaffiliated directors.

5.   COMPENSATION FOR SERVICES

     The Fund will pay the Administrator a fee as described in Schedule A hereto for the services provided pursuant to this agreement.

6.   LIMITATION OF LIABILITY OF THE ADMINISTRATOR

     The Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Administrator's part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

7.   TERM AND RENEWAL

     This Agreement will be effective on September 15, 2000 and will continue in effect thereafter from year to year provided that each continuance is approved annually by the Board of Directors of the Fund and by the vote of a majority of the directors who are not interested persons of the Administrator, Principal Life Insurance Company or the Fund cast in person at a meeting called for the purpose of voting on such approval.

8.   TERMINATION OF THIS AGREEMENT

     This Agreement may, on sixty days written notice, be terminated at any time without the payment of any penalty, by the Board of Directors of the Fund, or by the Administrator.

9.   AMENDMENT OF THIS AGREEMENT

     No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

10.  ADDRESS FOR PURPOSE OF NOTICE

     Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of the Fund and that of the Administrator for this purpose shall be the Principal Financial Group, Des Moines, Iowa 50392-0200.

11.  MISCELLANEOUS

     The captions in this Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized.

                    Principal Investors Fund, Inc.

                    By
                        /s/Arthur S. Filean
                       ___________________________________________
                           Arthur S. Filean, Senior Vice President

                    Principal Management Corporation

                    By
                        /s/Ralph C. Eucher
                       ___________________________________________
                           Ralph C. Eucher, President



                                   SCHEDULE A

     The Fund currently pays no fee for the services provided pursuant to this Agreement.